CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Floating Rate Notes due 2025	$17,102,000	$1,219.37

July 2010 Pricing Supplement No. 406 Registration Statement No. 333-156423 Dated July 26, 2010 Filed pursuant to Rule 424(b)(2)

INTEREST RATE STRUCTURED PRODUCTS

Senior Floating Rate Notes due 2025
Callable SIFMA Municipal Swap Index and LIBOR Accrual Notes

As further described below, interest will accrue quarterly during the fifteen-year term of the notes (i) in Years 1 to 2: at a fixed rate of 10.00% per annum and (ii) in Years 3 to maturity: subject to our redemption right, at a variable rate of 10.00% per annum that accrues only on each day that (A) the avgSIFMA/LIBOR quotient is equal to or less than 70%, meaning that average SIFMA is equal to or less than 70% of the LIBOR reference rate, or (B) the LIBOR reference rate is equal to or less than 2.0%.  Accordingly, the notes provide the opportunity to receive an above-market interest rate in Years 1 to 2 in exchange for the risk that in Years 3 to maturity the per annum interest rate is substantially less than 10.00% and could be 0.00%.  As more fully described herein, the relationship between the SIFMA municipal swap index and LIBOR depends on a variety of factors, including effective tax rates and the tax-exempt status of, and supply and demand for, municipal securities.  We have the right to redeem the notes beginning on July 29, 2012, and on each quarterly redemption date thereafter. All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$17,102,000. May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	July 26, 2010
Original issue date:	July 29, 2010 (3 business days after the pricing date)
Maturity date:	July 29, 2025
Interest accrual date:	July 29, 2010
Payment at maturity:	The stated principal amount per note plus accrued and unpaid interest, if any, shall be paid on the maturity date.
Interest:
Original issue date to but excluding July 29, 2012 (the “fixed interest rate period”): 10.00% per annum
July 29, 2012 to but excluding the maturity date or any earlier redemption date (the “floating interest rate period”):
For each interest payment period, a variable rate per annum equal to:
(x) 10.00% per annum times (y) N/ACT; where
“N” = the total number of calendar days in the applicable interest payment period on which (i) the avgSIFMA/LIBOR quotient is equal to or less than 70% or (ii) the LIBOR reference rate is equal to or less than 2.0%; and
“ACT” = the total number of calendar days in the applicable interest payment period.
If on any calendar day in the floating interest rate period the avgSIFMA/LIBOR quotient is greater than 70% and (ii) the LIBOR reference rate is greater than 2.0%, no interest will accrue for that day. Accordingly, during the floating interest rate period, you will not know the interest rate applicable to any interest payment period until the end of that interest payment period.
Interest during the floating interest rate period will not exceed 10.00% per annum in any quarterly interest payment period or be less than 0.00%.

AvgSIFMA/LIBOR quotient:	On any day during the floating interest rate period, average SIFMA divided by the LIBOR reference rate, in each case, as of such date.
Interest payment period:
Each quarterly period from and including the original issue date or the preceding interest payment period end date, as applicable, to but excluding the next succeeding interest payment period end date. See “Interest payment dates” below.

Interest payment period end dates:	Each January 29, April 29, July 29 and October 29, beginning October 29, 2010. See “Interest payment dates” below.
Interest payment dates:
Each January 31, May 1, July 31 and October 31, beginning October 31, 2010, which are in each case two calendar days following the related interest payment period end date.  If any scheduled interest payment date is not a business day, then the interest payment date will be postponed to the next business day.  The interest payment date for the final interest payment period will be the maturity date.

Average SIFMA:
For any calendar day during the floating interest rate period, the non-compounded daily weighted average of all the values of the SIFMA index within the period beginning on and including the day 90 calendar days preceding such calendar day to and including such calendar day.

SIFMA index:	The Securities Industry and Financial Markets Association (“SIFMA”) Municipal Swap Index. Please see “Additional Provisions—SIFMA Index—What is the SIFMA Index?” on page 4 below.
LIBOR reference rate:
For any calendar day during the floating interest rate period, the value of 3-Month USD-LIBOR-BBA in effect two London banking days prior to the 90th calendar date prior to such calendar day.  Please see “Additional Provisions—LIBOR Reference Rate—3-Month LIBOR” on page 4 below.

Redemption:
Beginning July 29, 2012, we have the right to redeem the notes on any quarterly redemption date and pay to you 100% of the stated principal amount of the notes plus accrued and unpaid interest, if any, to but excluding the date of such redemption.  If we decide to redeem the notes, we will give you notice at least 5 business days before the redemption date specified in the notice.

Redemption dates:	Each January 29, April 29, July 29 and October 29, beginning July 29, 2012.
Terms continued on the following page
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to Issuer
Per Note	100%	3.50%	96.50%
Total	$17,102,000	$598,570	$16,503,430
(1) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of 3.50% for each note they sell. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated December 23, 2008                       Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Senior Floating Rate Notes due 2025
Callable SIFMA Municipal Swap Index and LIBOR Accrual Notes

Terms continued from previous page:
Calculation agent:	Morgan Stanley Capital Services Inc.	Trustee: The Bank of New York Mellon
Business day:	New York
Day-count convention:	Fixed interest rate period: 30/360 Floating interest rate period: Actual/Actual
Specified currency:	U.S. dollars
CUSIP:	61750VAG0
ISIN:	US61750VAG05
Book-entry or certificated note:	Book-entry

The Notes

The notes offered are debt securities of Morgan Stanley.  During the floating interest rate period, interest will accrue at a variable rate of 10.00% per annum that accrues only on each day that (A) the quotient of average SIFMA over the LIBOR reference rate, which we refer to as the “avgSIFMA/LIBOR quotient,” is equal to or less than 70%, meaning that average SIFMA is equal to or less than 70% of the LIBOR reference rate, or (B) the LIBOR reference rate is equal to or less than 2.0%.  The SIFMA index, on which average SIFMA is based, is an indicator of the short term borrowing costs of high grade tax-exempt municipalities and other tax-exempt entities.  The LIBOR reference rate is an indicator of short term taxable interest rates.  If the avgSIFMA/LIBOR quotient for any calendar day in the floating interest rate period is greater than 70% and the LIBOR reference rate is greater than 2.0%, the notes will not accrue any interest for such date.

We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described herein. All payments on the notes, including repayment of principal, are subject to the credit risk of Morgan Stanley.

The relationship between the Securities Industry and Financial Markets Association Municipal Swap Index (the “SIFMA index”) and LIBOR depends on a variety of factors, including effective tax rates and the tax-exempt status and creditworthiness of, and supply and demand for, the tax-exempt securities included in the SIFMA index, which we refer to as municipal securities.  Since these municipal securities are exempt from federal taxation and state taxation in the state of issuance, the interest rates on municipal securities have historically tended to be lower than the interest rates on taxable investments, including LIBOR.

As a general matter, the tax-exempt status of municipal securities is more attractive to investors in times of higher effective tax rates as investors assess the untaxed return on those securities as compared to the after-tax return on taxable investments.  Absent other factors, interest rates on municipal securities tend to be lower relative to taxable interest rates in times of higher effective tax rates since higher taxes result in a lower after-tax return on taxable investments.  In times of lower effective tax rates, the opposite occurs and tax exempt interest rates have tended to rise in comparison to interest rates on taxable investments.  However, many other factors, including changes to the tax exempt status of municipal securities at the federal or state level, supply and demand for municipal securities, perceptions of lower creditworthiness of municipal securities compared to other debt securities and “yield compression” (the tendency of taxable and tax-exempt interest rates to converge as the rates decline in absolute terms), affect the relationship between tax-exempt and taxable interest rates. For example, despite the tax benefits of municipal securities, the SIFMA index level is currently only slightly less than the LIBOR reference rate and consequently is significantly higher than 70% of the LIBOR reference rate.  See  “Historical Information” on page 5 below.  To address this yield compression phenomenon when the LIBOR reference rate, which is a taxable interest rate, is less than 2.0%, the notes will accrue interest during the floating interest rate period on any calendar day that the LIBOR reference rate is equal to or less than 2.0%, even if the avgSIFMA/LIBOR quotient is greater than 70% on that day.  For more information generally on the risks associated with an investment linked to the relationship between the SIFMA index and the LIBOR reference rate, see “Risk Factors” on page 8 below.

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Senior Floating Rate Notes due 2025
Callable SIFMA Municipal Swap Index and LIBOR Accrual Notes

The stated principal amount and issue price of each note is $1,000. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  This cost of hedging could be significant due to the term of the notes and the tailored exposure provided by the notes.  The secondary market price, if any, at which MS & Co. is willing to purchase the notes, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.”

Summary of Selected Key Risks (see page 8)

▪	The amount of interest payable on the notes is uncertain and could be 0%.

▪	The amount of interest payable on the notes in any quarterly interest payment period will not exceed 10.00% per annum for any quarterly interest payment period.

▪
There are various factors affecting the avgSIFMA/LIBOR quotient, including marginal tax rates, the tax-exempt status of municipal securities, the tax treatment of comparable securities, the creditworthiness of municipal securities, supply and demand for municipal securities, remarketing practices and the absolute level of interest rates (yield compression).

▪	The LIBOR reference rate is the rate in effect two London banking days prior to the 90th calendar date prior to the date the avgSIFMA/LIBOR quotient is determined.

▪	Changes to government policy are likely to apply over multiple interest payment periods.

▪	The issuer retains the option to redeem the notes on any interest payment date on or after July 29, 2012, which is the start of the floating interest rate period.

▪	The historical performance of average SIFMA and the LIBOR reference rate are not an indication of their future performance.

▪	Investing in the notes is not equivalent to investing in the SIFMA index and interest on the notes is not tax-exempt.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings and credit spreads may adversely affect the market value of the notes.

▪	The price at which the notes may be resold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited.

▪	The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes. They also expect to hedge the issuer’s obligations under the notes.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

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Senior Floating Rate Notes due 2025
Callable SIFMA Municipal Swap Index and LIBOR Accrual Notes

Additional Provisions

SIFMA Index

What is the SIFMA Index?

The SIFMA index is produced by Municipal Market Data (“MMD”), a Thompson Financial Services company. The SIFMA index is a seven-day high grade market index comprised of tax-exempt variable-rate demand obligations from MMD’s database of variable-rate demand obligation issuances. The SIFMA index level is the non-weighted average of the weekly rates of various variable-rate demand obligations included in the SIFMA index.  The SIFMA index is an indicator of the short term borrowing costs of high grade tax-exempt municipalities and other tax-exempt entities.

The SIFMA index level is published on Thursday of each week (or any other single day of the week specified by SIFMA (or its successor) on which the SIFMA index values are reported, as determined by the calculation agent), or if such Thursday (or other day) is not a U.S. government securities business day, the next succeeding U.S. government securities business day (each such date of publication, a “SIFMA index reset date”).  If no value for the SIFMA index is reported on any SIFMA index reset date, the value will be determined in accordance with “—SIFMA Index Fallback Mechanics” below.

Average SIFMA

For any calendar day during the floating interest rate period, the non-compounded daily weighted average of all the values of the SIFMA index within the period beginning on and including the day 90 calendar days preceding such calendar day to and including such calendar day.

SIFMA Index Fallback Mechanics

If, on any SIFMA index reset date, MMD has discontinued production of the SIFMA index and MMD or another entity produces a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the SIFMA index, then the value of the SIFMA index will be determined by reference to the value of that index (such index being referred to herein as a “successor index”). The calculation agent is permitted to consider indices calculated and published by MS & Co. or any of its affiliates.  If MMD discontinues production of the SIFMA index and the calculation agent determines that there is no appropriate successor index on any date of determination of the value of the SIFMA index, the value to be substituted for the index for that date will be a value computed by the calculation agent in its sole and absolute discretion (acting in good faith) for that date in accordance with the procedures last used to calculate the SIFMA index prior to any such discontinuance based upon information relating to the relevant municipal securities that the calculation agent can obtain using its commercially reasonable efforts.  See “Risk Factors—The Calculation Agent, Which Is A Subsidiary Of The Issuer, Will Make Determinations With Respect To The Notes.”

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which SIFMA recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

LIBOR Reference Rate

3-Month LIBOR

“LIBOR” as defined in the accompanying prospectus in the section called “Description of Debt Securities—Floating Rate Debt Securities” and “—Base Rates” with an index maturity of 3 months and an index currency of US dollars and as displayed on Reuters Page LIBOR01.

For any calendar day during the floating interest rate period, the LIBOR reference rate is the value of 3-Month LIBOR in effect two London banking days prior to the 90th calendar date prior to such calendar day.  See “Risk Factors—The LIBOR Reference Rate Is The Rate In Effect Two London Banking Days Prior To The 90th Calendar Date Prior To The Date The AvgSIFMA/LIBOR Quotient Is Determined.”

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Senior Floating Rate Notes due 2025
Callable SIFMA Municipal Swap Index and LIBOR Accrual Notes

Historical Information

Average SIFMA, LIBOR Reference Rate and avgSIFMA/LIBOR Quotient

The following graphs set forth (i) the historical average SIFMA and the historical LIBOR reference rate and (ii) the historical avgSIFMA/LIBOR quotient, in each case for the period from January 1, 1995 to July 21, 2010 (the “historical period”).  None of the historical average SIFMA, historical LIBOR reference rate or the historical avgSIFMA/LIBOR quotient should be taken as an indication of their future performance. We cannot give you any assurance that the avgSIFMA/LIBOR quotient will be less than 70% or that the LIBOR reference rate will be less than 2.0%, such that the 10.00% per annum interest rate will accrue on each or any calendar day during the floating interest rate period.  For every calendar day during an interest payment period for which interest does not accrue, you will receive proportionately less than 10.00% per annum for that period and you will receive 0.00% if interest does not accrue on any day during that period.  See “Hypothetical Examples” below.  We obtained the information in the graphs below from Bloomberg Financial Markets without independent verification.

For the purposes of determining whether interest accrues on the notes for any calendar day during the floating interest rate period, the notes use the LIBOR reference rate, which is the value of 3-Month USD-LIBOR-BBA in effect two London banking days prior to the 90th calendar date prior to such calendar day.  Accordingly, each calendar day represented in both graphs below also uses the value of 3-Month USD-LIBOR-BBA in effect two London banking days prior to the 90th calendar date prior to such calendar day.

The graph below shows the relationship between the average SIFMA and the LIBOR reference rate.

Historical Performance of Average SIFMA and LIBOR Reference Rate January 1, 2000 to July 21, 2010

* The bold line in the graph represents the LIBOR reference rate being equal to 2.0%.

The graph below shows the avgSIFMA/LIBOR quotient for each calendar day during the hypothetical interest payment periods over the historical period covered by the chart and therefore measures the average SIFMA divided by the LIBOR reference rate on each calendar day during such periods, as determined on each such day during such interest payment period.

July 2010	Page 5

Senior Floating Rate Notes due 2025
Callable SIFMA Municipal Swap Index and LIBOR Accrual Notes

Historical Performance of AvgSIFMA/LIBOR Quotient January 1, 1995 to July 21, 2010

* The bold line in the graph represents the avgSIFMA/LIBOR quotient being equal to 70%.

Historical period
Total number of calendar days in historical period	5,676
Number of calendar days that (i) avgSIFMA/LIBOR quotient was equal to or less than 70% or (ii) LIBOR reference rate was equal to or less than 2.0%	5,004
Number of calendar days that (i) avgSIFMA/LIBOR quotient was greater than 70% and (ii) LIBOR reference rate was greater than 2.0%	672

The historical performance shown above is not indicative of future performance.  The avgSIFMA/LIBOR quotient may be greater than 70% and the LIBOR reference rate greater than 2.0% for one or more, and potentially on all, calendar days during the floating interest rate period.  In fact, as of July 21, 2010, the avgSIFMA/LIBOR quotient was approximately 85.2%, which was significantly greater than 70%, and the LIBOR reference rate was approximately 0.34%.  See “Risk Factors—Yield Risk—The Amount Of Interest Payable On The Notes Is Uncertain And Could Be 0%” on page 8.

If on any calendar day in the floating interest rate period the avgSIFMA/LIBOR quotient is greater than 70% and the LIBOR reference rate is greater than 2.0%, no interest will accrue for that day.  Moreover, during the floating interest rate period, interest will not exceed 10.00% per annum for any quarterly interest payment period.

In addition, whether you receive any quarterly interest payments after July 29, 2012 depends on whether we elect to exercise our redemption right.  It is more likely that we will redeem the notes prior to their stated maturity date if the variable rate of interest payable on the notes is greater than the interest rate payable on instruments of a comparable maturity and credit rating trading in the market. If the notes are redeemed prior to their stated maturity date, you will receive no further interest payments.  We are not obligated to redeem the notes.  If the variable rate of interest payable on the notes is low or zero, it is less likely that we will redeem the notes prior to their stated maturity date.  See “Risk Factors—Yield Risk—Early Redemption Risk” on page 10.

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Senior Floating Rate Notes due 2025
Callable SIFMA Municipal Swap Index and LIBOR Accrual Notes

Hypothetical Examples

The example below demonstrates how to calculate whether interest will accrue on the notes for a particular calendar day during the floating interest rate period based on hypothetical values for average SIFMA and the LIBOR reference rate for such day.  We refer to any calendar day during the floating interest rate period on which (i) the avgSIFMA/LIBOR quotient is equal to or less than 70%, meaning that average SIFMA is equal to or less than 70% of the LIBOR reference rate, or (ii) the LIBOR reference rate is equal to or less than 2.0% as an “interest accrual day.”  The avgSIFMA/LIBOR quotient for any day during the floating interest rate period is average SIFMA divided by the LIBOR reference rate, in each case, as of such date.

Example 1:

Hypothetical Average SIFMA	=	1.60%
Hypothetical LIBOR Reference Rate	=	2.00%
Hypothetical avgSIFMA/LIBOR Quotient	=	Hypothetical Average SIFMA / Hypothetical LIBOR Reference Rate
	=	1.60% / 2.00%
	=	80%

In the example above, the calendar day is an interest accrual day because, although the avgSIFMA/LIBOR quotient of 80% is not equal to or less than 70%, the LIBOR reference rate of 2.00% is equal to or less than 2.0%.

The table below presents further examples of how to calculate whether interest will accrue on the notes for any particular calendar day during the floating interest rate period based on hypothetical values for average SIFMA and the LIBOR reference rate.

Hypothetical Average SIFMA	Hypothetical LIBOR Reference Rate	Hypothetical AvgSIFMA/LIBOR Quotient	Interest Accrual Day?	Reason
0.80%	1.00%	80%	YES	LIBOR reference rate is equal to or less than 2.0%
1.40%	2.80%	50%	YES	avgSIFMA/LIBOR quotient is equal to or less than 70%
2.10%	2.80%	75%	NO	avgSIFMA/LIBOR quotient is greater than 70% AND LIBOR reference rate is greater than 2.0%

This table below presents examples of hypothetical interest rates at which interest would accrue on the notes during any quarter in the floating interest rate period based on the total number of interest accrual days in a quarterly interest payment period.  The table assumes that the interest payment period contains 90 calendar days.

N	Hypothetical Interest Rate
0	0.0000%
10	1.1111%
20	2.2222%
25	2.7778%
35	3.8889%
50	5.5556%
75	8.3333%
90	10.0000%

The examples above are for purposes of illustration only and would provide different results if different assumptions were made.  Whether any calendar day during the floating interest rate period is an interest accrual day and the actual quarterly interest payments will depend on the actual number of calendar days in each interest payment period, the actual level of the avgSIFMA/LIBOR quotient and the actual level of the LIBOR reference rate on each calendar day during such interest payment period.  The applicable interest rate for each quarterly interest payment period will be determined on a per-annum basis but will apply only to that interest payment period.  Whether or not you would receive interest at the hypothetical interest rates above would also depend on whether or not we determine to exercise our redemption right prior to the interest payment period in which such interest rates would take effect.

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Senior Floating Rate Notes due 2025
Callable SIFMA Municipal Swap Index and LIBOR Accrual Notes

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the Callable SIFMA Index and LIBOR Accrual Notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the SIFMA index, fluctuations in LIBOR reference rate and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

Yield Risk

▪
The Amount Of Interest Payable On The Notes Is Uncertain And Could Be 0%. During the floating interest rate period, interest will not accrue for any calendar day in any quarterly interest payment period if on such day the avgSIFMA/LIBOR quotient is greater than 70% and the LIBOR reference rate is greater than 2.0%.  If the avgSIFMA/LIBOR quotient is greater than 70% and the LIBOR reference rate is greater than 2.0% for every calendar day during such interest payment period, the interest rate for such interest payment period will be 0.00% per annum.  It is possible that the interest rate for the notes may be 0.00% for most or all of the interest payment periods during the floating interest rate period.  As a result, the effective yield on the notes may be less than what would be payable on conventional, redeemable notes of the issuer of comparable maturity.  The interest payments on the notes and return of the principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The Amount Of Interest Payable On The Notes In Any Quarterly Interest Payment Period Will Not Exceed 10.00% Per Annum For Any Quarterly Interest Payment Period.  The interest rate on the notes for any quarterly interest payment period during the floating interest rate period will not exceed 10.00% per annum for any quarterly interest payment period (equal to a maximum quarterly interest payment of $25.00 for each $1,000 stated principal amount of notes).  Even if every calendar day in such year has an avgSIFMA/LIBOR quotient equal to or less than 70% or the LIBOR reference rate is equal to or less than 2.0%.

▪
There Are Various Factors Affecting The AvgSIFMA/LIBOR Quotient. The interest rate for any particular interest payment period during the floating interest rate period will depend on the avgSIFMA/LIBOR quotient and the level of the LIBOR reference rate.  If the avgSIFMA/LIBOR quotient is greater than 70% and the LIBOR reference rate is greater than 2.0% for any calendar day in an interest payment period during the floating interest rate period, interest will accrue at a rate of 0.00% for that day, and the interest rate for such interest payment period will be less than 10.00% and may be 0%. There are various factors that can affect the avgSIFMA/LIBOR quotient by affecting the relative levels of the SIFMA index and the LIBOR reference rate. These include:

•
Marginal tax rates: As the SIFMA index represents the rate payable on tax-exempt variable rate demand obligations, decreases in the marginal tax rate may increase the SIFMA index (reflecting the reduced after-tax benefits of the tax-exempt variable rate demand obligations included in the SIFMA index), which could increase the avgSIFMA/LIBOR quotient above 70% (as average SIFMA exceeds 70% of the LIBOR reference rate).  No interest will accrue on the notes for any calendar day during the floating interest rate period that the avgSIFMA/LIBOR quotient is greater than 70%, unless the LIBOR reference rate is equal to or less than 2.0% for such calendar day.

•
Tax-exempt status of municipal securities: Changes in the tax-exempt status of municipal securities may also impact the avgSIFMA/LIBOR quotient. If the tax-exempt status of municipal securities were to be removed, reduced or otherwise adversely impacted, the SIFMA index would likely increase, converging toward the non-tax-exempt LIBOR reference rate. This, in turn, could increase the avgSIFMA/LIBOR quotient above 70%.  No interest will accrue on the notes for any calendar day during the floating interest rate period that the avgSIFMA/LIBOR quotient is greater than 70%, unless the LIBOR reference rate is equal to or less than 2.0% for such calendar day.

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Callable SIFMA Municipal Swap Index and LIBOR Accrual Notes

•
Tax treatment of comparable securities: Changes in tax laws that grant non-municipal securities more favorable tax treatment may increase the avgSIFMA/LIBOR quotient by impacting market demand for and pricing of municipal securities. No interest will accrue on the notes for any calendar day during the floating interest rate period that the avgSIFMA/LIBOR quotient is greater than 70%, unless the LIBOR reference rate is equal to or less than 2.0% for such calendar day.

•
Creditworthiness of municipal securities: Any actual or anticipated decline in the actual or perceived creditworthiness of issuers of municipal securities could significantly increase the level of the SIFMA index.  If the perceived creditworthiness of municipalities were to decline, particularly in relation to that of corporate issuers, the avgSIFMA/LIBOR quotient may become greater than 70% and no interest will accrue for any calendar day during the affected period, unless the LIBOR reference rate is equal to or less than 2.0% for such calendar day.

•
Supply and demand for municipal securities; remarketing practices: In addition to the creditworthiness of municipal securities, other factors can affect the level of the SIFMA index, such as supply and demand imbalances, any changes in the remarketing practices for variable rate demand obligations or technical trading factors.  Any of these factors may increase the SIFMA index and thereby increase the avgSIFMA/LIBOR quotient above 70%.  No interest will accrue on the notes for any calendar day during the floating interest rate period that the avgSIFMA/LIBOR quotient is greater than 70%, unless the LIBOR reference rate is equal to or less than 2.0% for such calendar day.  Aside from changes in the tax law, such demand and supply movements could derive from fragmentation in the market for municipal securities, uncertainty with respect to the rights of holders of municipal securities and illiquidity generally in the market.

•
The absolute level of interest rates (yield compression): As market interest rates in general decrease, municipal securities may become subject to decreasing demand (as the positive tax effects of holding tax-exempt municipal securities decline on a relative basis) and increasing supply (as municipal issuers seek to exploit low interest rates by issuing more securities). This demand and supply imbalance could increase the SIFMA index and accordingly, increase the avgSIFMA/LIBOR quotient above 70%.  While interest will accrue on the notes if the LIBOR reference rate is equal to or less than 2.0%, yield compression may occur even if the LIBOR reference rate is above that level. No interest will accrue on the notes for any calendar day during the floating interest rate period that the avgSIFMA/LIBOR quotient is greater than 70% and the LIBOR reference rate is greater than 2.0%.

▪
The LIBOR Reference Rate Is The Rate In Effect Two London Banking Days Prior To The 90th Calendar Date Prior To The Date The AvgSIFMA/LIBOR Quotient Is Determined.  The calculation agent will use the LIBOR rate in effect two London banking days prior to the 90th calendar date prior to the current calendar day to determine the avgSIFMA/LIBOR quotient on such calendar day.  As a result, events occurring during the preceding 90 days will not be reflected in the LIBOR rate used to determine the avgSIFMA/LIBOR quotient.  However, to the extent those recent events affect the level of the SIFMA index, they will be reflected in average SIFMA, since it is a weighted average of the level of the SIFMA index over the preceding 90 calendar days. Accordingly, it is possible that events will occur during the floating interest rate period that increase the level of average SIFMA and increase the current LIBOR rate but, since they occurred within the preceding 90 days, will not increase the LIBOR reference rate used to determine the avgSIFMA/LIBOR quotient, with the result that the avgSIFMA/LIBOR quotient will be greater than 70%.  In these circumstances, no interest would accrue for any calendar day during the affected period, unless the LIBOR reference rate is equal to or less than 2.0% for such calendar day.

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Changes To Government Policy Are Likely To Apply Over Multiple Interest Payment Periods. Government policy changes which may impact the avgSIFMA/LIBOR quotient, such as marginal tax rate changes, the tax status of municipal securities and official interest rate positions, are likely to apply for time frames that extend over more than one interest payment period, meaning that any adverse policy changes would be likely to affect the interest rate that applies to the notes in more than one interest payment period and could result in no interest accruing on the notes for all or a significant portion of the floating interest rate period.

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Early Redemption Risk. The issuer retains the option to redeem the notes on any interest payment date on or after July 29, 2012, which is the start of the floating interest rate period.  It is more likely that the issuer will redeem the notes prior to their stated maturity date to the extent that the avgSIFMA/LIBOR quotient and the LIBOR reference rate during the term of the notes results in an amount of interest payable that is greater than for instruments of a comparable maturity and credit rating trading in the market.  If the notes are redeemed prior to their stated maturity date, you will receive no further interest payments and you may have to re-invest the proceeds in a lower rate environment.  However, the issuer is not obligated to redeem the notes.  It is less likely that the issuer will redeem the notes to the extent that the avgSIFMA/LIBOR quotient and the LIBOR reference rate results in an amount of interest payable that is low or zero, in which case investors will be holding a low or zero-yielding security for a potentially long period of time.

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The Historical Performance Of Average SIFMA And The LIBOR Reference Rate Are Not An Indication Of Their Future Performance.  The historical performance of average SIFMA and the LIBOR reference rate should not be taken as an indication of their future performance during the term of the notes.  Changes in average SIFMA and the LIBOR reference rate will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.  As of July 21, 2010, the avgSIFMA/LIBOR quotient was approximately 85.2%, which was significantly greater than 70%, and the LIBOR reference rate was approximately 0.34%.  There can be no assurance that the avgSIFMA/LIBOR quotient will be equal to or less than 70% or that the LIBOR reference rate will be equal to or less than 2.0% for any calendar day during the floating interest rate period.  Furthermore, the historical performance of average SIFMA and the LIBOR reference rate do not reflect the return the notes would have, as any interest payable on the notes for any calendar day during the floating interest rate period will depend on the avgSIFMA/LIBOR quotient, whether the LIBOR reference rate is equal to or less than 2.0%, and will be subject to the LIBOR reference rate and average SIFMA cutoffs as well as our redemption right.

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Investing In The Notes Is Not Equivalent To Investing In The SIFMA Index And Interest On The Notes Is Not Tax-Exempt. Investing in the notes is not equivalent to investing in tax-exempt municipal securities and you will have no rights or interest in any municipal securities. Any interest which is paid on the notes will not be tax-exempt.

Issuer Risk

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Investors Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates, redemption dates and at maturity and therefore investors are subject to our credit risk.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

Market Risk

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The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.  Some of these factors include, but are not limited to: (i) changes in average SIFMA and the LIBOR reference rate (ii) volatility of average SIFMA and the LIBOR reference rate, (iii) changes in other interest and yield rates available in the market, (iv) geopolitical conditions and economic, financial, political and regulatory or judicial events (including changes in marginal income tax rates or events affecting the tax-exempt status of municipal securities) that may affect average SIFMA or the LIBOR reference rate, (v) any actual or anticipated changes in our credit ratings or credit spreads, and (vi) time remaining to maturity.  Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence.  These and other factors, including the fact that the interest rate applicable to the notes for any interest payment period during the floating interest rate period will not be known until the last day of that interest payment period, can lead to significant adverse changes in the market price of securities like the notes. Primarily, if during the floating interest rate period the level of the avgSIFMA/LIBOR quotient is greater than 70% and the LIBOR reference rate is greater than 2.0%, no interest will accrue on the notes and the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you sell your notes at such time.

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The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the costs of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Due to the term of the notes and the tailored exposure provided by the notes, the cost of entering into and unwinding the hedging transactions is expected to be significant.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Liquidity Risk

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The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Conflicts of Interest

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The Issuer, Its Subsidiaries Or Affiliates May Publish Research That Could Affect The Market Value Of The Notes.  They Also Expect To Hedge The Issuer’s Obligations Under The Notes.  The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or each of the components making up the avgSIFMA/LIBOR quotient  spread specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

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The Calculation Agent, Which Is A Subsidiary Of The Issuer, Will Make Determinations With Respect To The Notes. Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to average SIFMA, the LIBOR reference rate and the selection of a successor index, may adversely affect the payout to you on the notes.  See “Additional Provisions—SIFMA Index Fallback Mechanics.”  In determining a successor index, the calculation agent is permitted to consider indices calculated and published by MS & Co. or any of its affiliates.  If production of the SIFMA index has been discontinued and the calculation agent determines that there is no appropriate successor index, then the calculation agent will compute the value to be substituted for the SIFMA index in its sole and absolute discretion (acting in good faith) in accordance with the procedures last used to calculate the SIFMA index prior to any such discontinuance.  However, the SIFMA index generally consists of hundreds of municipal securities and the calculation agent may not be able to obtain the rates of each of these municipal securities on a weekly basis and, accordingly, the calculation agent will include the rates that it can obtain in a commercially reasonable manner in determining the value to be substituted for the SIFMA index.  Determining the substitute values of the SIFMA index in this manner could adversely affect the value of the notes and the amount of interest, if any, you receive on the notes.

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Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors, will collectively receive from the Agent, MS & Co., a fixed sales commission of 3.50% for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Tax Considerations

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 6.0050% per annum, compounded quarterly; and the projected payment schedule with respect to a note consists of the following payments:

October 31, 2010	$25.00	October 31, 2015	$12.68	October 31, 2020	$11.22
January 31, 2011	$25.00	January 31, 2016	$12.50	January 31, 2021	$11.12
May 1, 2011	$25.00	May 1, 2016	$12.15	May 1, 2021	$10.81
July 31, 2011	$25.00	July 31, 2016	$12.04	July 31, 2021	$10.85
October 31, 2011	$25.00	October 31, 2016	$12.08	October 31, 2021	$10.88
January 31, 2012	$25.00	January 31, 2017	$12.04	January 31, 2022	$10.82
May 1, 2012	$25.00	May 1, 2017	$11.79	May 1, 2022	$10.53
July 31, 2012	$25.00	July 31, 2017	$11.91	July 31, 2022	$10.59
October 31, 2012	$19.71	October 31, 2017	$12.04	October 31, 2022	$10.69
January 31, 2013	$18.74	January 31, 2018	$12.03	January 31, 2023	$10.67
May 1, 2013	$17.41	May 1, 2018	$11.74	May 1, 2023	$10.44
July 31, 2013	$16.75	July 31, 2018	$11.86	July 31, 2023	$10.55
October 31, 2013	$16.15	October 31, 2018	$11.94	October 31, 2023	$10.66
January 31, 2014	$15.43	January 31, 2019	$11.89	January 31, 2024	$10.67
May 1, 2014	$14.49	May 1, 2019	$11.58	May 1, 2024	$10.51
July 31, 2014	$14.05	July 31, 2019	$11.64	July 31, 2024	$10.53
October 31, 2014	$13.78	October 31, 2019	$11.70	October 31, 2024	$10.69
January 31, 2015	$13.44	January 31, 2020	$11.60	January 31, 2025	$10.75
May 1, 2015	$12.88	May 1, 2020	$11.33	May 1, 2025	$10.63
July 31, 2015	$12.78	July 31, 2020	$11.23	July 29, 2025	$1,010.56

The “comparable yield” and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Contact Information

Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at .www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at .www.sec.gov as follows:

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

July 2010	Page 13